Exhibit 9.1

EXECUTION VERSION

AMENDED AND RESTATED

1995 SCHNEIDER NATIONAL, INC.

VOTING TRUST AGREEMENT

AND

VOTING AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered into as of October 5, 2016 by and among Thomas A. Gannon, Adam P. Godfrey, Robert W. Grubbs, Jr., Norman E. Johnson, Daniel J. Sullivan, and R. Scott Trumbull as the Trustees (the “Trustees”) of the Schneider National, Inc. Voting Trust as of the date hereof and the undersigned holders of Trust Certificates under the Schneider National, Inc. Voting Trust who have the power to cast the Requisite Vote (the “Consenting Certificate Holders”).

W I T N E S S E T H:

WHEREAS, as of October 1, 1995, the trustees of the DONALD J. SCHNEIDER CHILDRENS TRUST #1 and the DONALD J. SCHNEIDER CHILDRENS TRUST #2, each created under the DONALD J. SCHNEIDER CHILDRENS TRUST dated February 8, 1991 (each a “Childrens Trust”), the trustees of the DONALD J. SCHNEIDER 1991 TRUST dated February 8, 1991 and the trustees of the DONALD J. SCHNEIDER 1995 TRUST dated August 9, 1995 (the “Original Holders”) were the owners of the following number of shares of Class A Common Stock of Schneider National, Inc., a Wisconsin corporation, hereinafter referred to as the “Corporation”:

DONALD J. SCHNEIDER CHILDRENS TRUST #1	200,000 shares

DONALD J. SCHNEIDER CHILDRENS TRUST #2	400,000 shares

DONALD J. SCHNEIDER 1991 TRUST	1,000,000 shares

DONALD J. SCHNEIDER 1995 TRUST	1,600,000 shares

WHEREAS, in order to, among other things, ensure that voting control, except in limited circumstances, of the Corporation would repose with persons independent of the Donald J. Schneider Family who have knowledge and expertise about business generally and the Corporation’s business in particular, the Original Holders entered into the 1995 Schneider National, Inc. Voting Trust Agreement and Voting Agreement with the initial trustees of the Voting Trust (the “Initial Trustees”), which was amended by that certain First Amendment to 1995 Schneider National, Inc. Voting Trust Agreement and Voting Agreement made and entered into as of November 9, 2004 (together, the “Original Agreement”);

WHEREAS, the DONALD J. SCHNEIDER 1991 TRUST dated February 8, 1991 was merged with and into the DONALD J. SCHNEIDER CHILDRENS TRUST #2 created under the DONALD J. SCHNEIDER CHILDRENS TRUST dated February 8, 1991 effective as of December 10, 2002;

WHEREAS, the DONALD J. SCHNEIDER 1995 TRUST dated August 9, 1995 was merged with and into the DONALD J. SCHNEIDER 2000 TRUST dated February 15, 2000 effective as of December 10, 2002;

WHEREAS, the DONALD J. SCHNEIDER 2000 TRUST was divided into the DONALD J. SCHNEIDER 2000 TRUST f/b/o Mary P. DePrey, the DONALD J. SCHNEIDER 2000 TRUST f/b/o Therese A. Koller, the DONALD J. SCHNEIDER 2000 TRUST f/b/o Paul J. Schneider, the DONALD J. SCHNEIDER 2000 TRUST f/b/o Thomas J. Schneider and the DONALD J. SCHNEIDER 2000 TRUST f/b/o Kathleen M. Zimmermann (together, the “2000 Trusts”) effective December 1, 2010, and the trustees of the 2000 Trusts agreed to be bound by the Original Agreement;

WHEREAS, the parties desire to amend and restate the Original Agreement; and

WHEREAS, pursuant to the Agreement to Divide the DONALD J. SCHNEIDER CHILDRENS TRUST #1 and the DONALD J. SCHNEIDER CHILDRENS TRUST #2 created under the DONALD J. SCHNEIDER CHILDRENS TRUST, upon closing of the IPO, as defined in Section 11.8, below, each of the ten trusts to be created pursuant to such Agreement to Divide will become parties to this Agreement and, accordingly, in anticipation of the creation of such trusts, those individuals who will act as the trustees of such trusts desire to acknowledge the provisions of this Agreement and consent to be bound by its provisions at the time of such division.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements herein set forth, the parties mutually covenant and agree as follows:

ARTICLE I

Name of Voting Trust

This voting trust shall be known as the “Schneider National, Inc. Voting Trust” and is hereinafter sometimes referred to as the “Voting Trust.”

ARTICLE II

Transfers to Trustees, Issuance of Trust Certificates

2.1 Transfer of Shares to Trust. In accordance with the Original Agreement, stock certificates evidencing all of the shares of “Voting Stock” (as defined in Section 10.1, below) are held by the Voting Trust and the corresponding Trust Certificates (as defined in Section 2.2 below) evidencing such ownership are held by the trusts that are parties hereto (the “Transferors”). If, after the date of this Agreement and during the existence of this Voting Trust, a Transferor or any holder of a Trust Certificate shall acquire any additional shares of Voting Stock, such Transferor or holder immediately shall deliver the same to the Trustees to be held pursuant to the terms of this Agreement, together with such endorsements or stock powers as the Trustees may request in order to obtain the issuance and registration of the certificates for such shares in the name of the Trustees as Trustees of the Schneider National, Inc. Voting Trust. The Trustees shall surrender such certificates to the Corporation for transfer and shall obtain in their place certificates issued to them as Trustees of the Schneider National, Inc. Voting Trust.

2.2 Issuance of Trust Certificates. Upon receipt from a Transferor or a holder of a Trust Certificate of one or more certificates for shares of Voting Stock, in proper form and upon receipt from the Corporation (or any other issuer of Voting Stock) of one or more certificates for shares of Voting Stock, the Trustees shall issue to such Transferor, such holder, or other such person entitled thereto one or more trust certificates evidencing shares of beneficial interest in the Voting Trust equal to the number of shares of such Voting Stock received by the Trustees (the “Trust Certificates”). Trust Certificates may, in the discretion of the Trustees, be issued in certificated or uncertificated form. If a Trust Certificate is issued in certificated form, such Trust Certificate shall be in the form of Exhibit 2.2 attached hereto or such other form as the Trustees from time to time may approve and may be signed by, and shall be deemed to be validly issued if signed by, any one or more of the Trustees. If a Trust Certificate is issued in uncertificated form, the Trustees shall, upon reasonable request of the Trust Certificate holder, provide such holder with a statement that includes the information set forth in Exhibit 2.2. In addition, the Trustees, in their sole discretion, may issue new or additional Trust Certificates to the owners of shares of beneficial interest in the Voting Trust to reflect any change in the number of the “Subject Shares” (as defined in Section 10.2, below) or the proportionate interest of any owner of one or more shares of beneficial interest in the Voting Trust.

2.3 Records of Owners of Beneficial Interests. The Trustees shall keep correct and complete books and records of account relating to the Voting Trust, including a record containing the names and addresses of all persons who are owners of shares of beneficial interest in the Voting Trust and the number of shares of Voting Stock each such owner has transferred to the Voting Trust and the dates when Trust Certificates were issued to such owners. Such records shall initially be maintained at the principal office of the Corporation in Green Bay, Wisconsin. Such records may from time to time be maintained at such other place or places as the Trustees may select.

ARTICLE III

Shares to be Held Subject to Agreement

The Trustees agree to hold the Subject Shares in accordance with the terms and conditions of this Agreement. The Trustees shall have only such rights and powers with respect to the Subject Shares as are expressly granted herein, and nothing contained herein shall be construed as granting to the Trustees, in their capacities as Trustees, any power to sell, pledge or otherwise dispose of or encumber the Subject Shares.

ARTICLE IV

Voting of Shares

4.1 Voting Rights of Trustees. Subject to the provisions of this Article IV, during the term of this Agreement, the Trustees shall have and may exercise all voting rights with respect to the Subject Shares as fully and to the same extent as such rights could be exercised by the holders of the Trust Certificates if the Subject Shares were registered in the names of such holders, including, without limitation, the right to vote at all regular or special meetings of shareholders of the Corporation, in all elections of directors and upon all other matters with respect to which the shareholders of the Corporation are entitled to vote, and the right to take and to participate in informal actions of the shareholders of the Corporation, by execution of consent resolutions pursuant to §180.0704 of the Wisconsin Statutes, or otherwise. The Trustees may, in their discretion, exercise such voting rights personally or may appoint one or more proxies to exercise such rights on their behalf. Except as is expressly provided otherwise in Section 4.4, below, all of the Subject Shares shall be voted in a like manner.

4.2 Action of Trustees. The voting rights granted to the Trustees pursuant to Section 4.1, above, and any other rights or powers given to the Trustees under this Agreement shall, unless otherwise provided herein, be deemed to be validly exercised if exercised by, or with the consent or approval of, any such Trustees constituting a majority of the Trustees even though the other Trustees may dissent or abstain from the exercise of such right or power. Without limiting the right of the Trustees to act by verbal agreement or consent, a writing executed by any such Trustees constituting a majority of the Trustees shall be conclusively deemed to be the act of the Trustees and any third person dealing with the Voting Trust shall have the right to rely upon such writing unless such person shall have actual notice that the action referred to therein has been subsequently rescinded or revoked. If, at any time, by reason of a vacancy or otherwise, there should be fewer Trustees than the number of directors then constituting the Corporate Governance Committee, other than Eligible Family Members, any voting rights or other rights or powers given to the Trustees hereunder shall be exercised only with the unanimous agreement of all Trustees and accordingly, in the event of disagreement among the Trustees, the Subject Shares shall not be voted in any manner nor shall any other action be taken with respect to the matter as to which such disagreement exists.

4.3 Limitations on Voting for Directors. Upon the nomination of such individual by the Board in accordance with Section 2.12 of the bylaws of the Corporation, as from time to time may be amended (the “Bylaws”) or pursuant to the Schneider Family Board Nomination Process Agreement, as it may be amended from time to time, the Trustees shall vote the Subject Shares (at any annual or special meeting of shareholders or by written consent or otherwise), to elect as a director of the Corporation (“Director”) each individual who is described below in this Section 4.3, as follows:

(a) The Trustees shall vote the Subject Shares to elect as a Director each Eligible Family Member who has been nominated in accordance with the Schneider Family Board Nomination Process Agreement, as amended, restated, modified, renewed or replaced from time to time.

(b) The Trustees shall vote the Subject Shares to elect as a Director the Chief Executive Officer of the Corporation.

(c) The Trustees shall vote to elect as a Director each of up to fifteen (15) individuals who are not Eligible Family Members (less the number of individuals elected pursuant to clauses (a) and (b), above), who, except in the case of not more than one (1) individual, are not employees of the Corporation and who are recommended by the Corporate Governance Committee for nomination as Directors and nominated for election as Directors by the Board of Directors; provided, however, if no individuals are elected pursuant to clause (a), above, then up to two (2) individuals may be Eligible Family Members.

4.4 Limitations on Voting on Major Transactions. The Trustees of the Voting Trust shall vote the Subject Shares on any “Major Transaction” (as defined in Section 10.5, below) in the same proportion as the vote of the holders of Trust Certificates thereon. In the event of any Major Transaction, as recommended by the Board of Directors, the Trustees shall call a meeting of the holders of the Trust Certificates for the purpose of considering such recommended Major Transaction. Written notice stating the date, time and place of such meeting, accompanied by a copy of each notice and other written document relating to such matter theretofore received by the Trustees as the Trustees of the Voting Trust, shall be delivered not less than ten (10) days before the date of the meeting to each holder of a Trust Certificate. Before or at the meeting, the Trustees shall deliver to each holder of a Trust Certificate a copy of each other notice and written document relating to such matter received before the meeting by the Trustees as the Trustees of the Voting Trust. Shares of beneficial interest in the Voting Trust shall be entitled to such number of votes upon the proposed Major Transaction at the meeting of the holders of Trust Certificates which is equal to the number of votes to which the Subject Shares evidenced thereby are entitled to cast upon the proposed Major Transaction. Any meeting of the holders of Trust Certificates may be adjourned to reconvene at any place designated by the affirmative vote of the holders of a majority of the shares of beneficial interest in the Voting Trust represented at the meeting.

4.5 Rules and Regulations. The Trustees shall have the right and power to adopt from time to time rules and regulations not inconsistent with the provisions hereof with respect to meetings of the Trustees or otherwise relating to the administration of the Voting Trust.

ARTICLE V

Trustees

5.1 Trustees. The individuals who are members of the Corporate Governance Committee of the Board of Directors of the Corporation (the “Corporate Governance Committee” other than any “Family Director” (as defined in Section 10.6, below) from time to time shall serve as the Trustees hereunder (each, a “Trustee”).

5.2 Resignation, Death or Disqualification of Trustee or Successor Trustee. A Trustee may resign at any time by written notice given to the Secretary of the Corporation and shall cause copies of such notice to be given to the other Trustees and those persons then shown on the records of the Voting Trust to be holders of outstanding Trust Certificates. Such resignation shall be effective when delivered to the Secretary of the Corporation. If, and then at such time when, a Trustee dies or ceases to be a member of the Corporate Governance Committee of the Corporation, such individual shall cease to be a Trustee. Each individual who becomes a member of the Corporate Governance Committee of the Corporation after the date hereof and who delivers to the Trustees then acting hereunder a writing in form and substance acceptable to such Trustees, executed by such individual, whereby such individual agrees that he will act as a Trustee hereunder in accordance with the terms and conditions hereof and until his resignation, death or termination of service as a member of the Corporate Governance Committee of the Corporation shall serve as a successor Trustee hereunder until his resignation, death or termination of service as a member of the Corporate Governance Committee of the Corporation.

5.3 Compensation. The Trustees shall receive no compensation for their services hereunder but shall be entitled to reimbursement for out-of-pocket expenses reasonably incurred in connection with the performance of their duties. The Trustees may, however, if approved by the “Requisite Vote” (as defined in Section 10.7, below), hereafter establish such compensation for the Trustees as the Trustees and the holders of Trust Certificates may consider appropriate under the circumstances. Any out-of-pocket expenses or compensation which may hereafter be payable to any Trustee may be deducted pro rata from the dividends or other monies or properties subject to being distributed to the holders of Trust Certificates pursuant hereto. If there are no funds available to make any such payments, the Trustees shall vote the Subject Shares and otherwise use their best efforts to cause the Corporation to make distributions to permit such payments to be made.

5.4 Nonliability of Trustees. The interests of the Trustees hereunder shall be solely as Trustees of the Voting Trust and no Trustee assumes or shall have any liability for any purpose as a shareholder of the Corporation. Except for liability resulting from his own gross negligence or willful misconduct, no Trustee shall have any liability to the Voting Trust, any holder of a Trust Certificate or any other person for any conduct, act or omission hereunder and each Trustee shall be entitled to rely and to act upon the advice of his own legal counsel with respect to matters arising under this Agreement or actions taken by such Trustee pursuant hereto. The Trustees shall be entitled to assume the validity and genuineness of any stock certificates deposited hereunder and of any notice, request, assignment, power of attorney, acknowledgment or other instrument or document relating hereto or executed and/or presented pursuant hereto as well as all endorsements and signatures thereon.

5.5 Conflicts of Interest. Nothing herein shall preclude any Trustee or any employer of any Trustee or any subsidiary or affiliate of any such employer from serving as an officer, director, employee or consultant of or to the Corporation or any other business enterprise or from engaging in any other transaction or establishing any other relationship with the Corporation or any other business or with any holder of a Trust Certificate or Family Member, whether for compensation or otherwise. Each Trustee may, in his individual capacity, buy, sell, hold and deal in stock or other securities of the Corporation or Trust Certificates issued hereunder (subject to the provisions of the Bylaws, this Agreement, and any other agreement restricting the transferability thereof from time to time in effect) and, in his individual capacity or as Trustee, may vote for himself as director, officer or employee of the Corporation and may participate in fixing the amount of his compensation for services rendered by him in such capacity.

ARTICLE VI

Dividends and Securities Offerings

6.1 Dividends. The Trustees shall collect and receive all dividends and rights to purchase or otherwise acquire stock which are granted with respect to the Subject Shares and shall divide them and distribute them to the holders of the Trust Certificates in proportion to the shares of beneficial interest in the Voting Trust owned by each. The Trustees are authorized to direct the Corporation orally or in writing to pay any and all cash dividends to the holders of the Trust Certificates representing the Subject Shares on which such dividends are paid. The Corporation is hereby authorized to rely on any such direction which it receives from the Trustees until such direction is revoked in writing by the Trustees.

6.2 Securities Offering. In the event that any stock or other securities are offered for sale to the Voting Trust as the holder of the Subject Shares, the Trustees shall give written notice to the holders of Trust Certificates of such offer not more than ten (10) days after the Trustees are notified of such offer or such fewer number of days (but in no event less than two (2)) after the Trustees are notified of such offer as is reasonably necessary in order to permit the holders of Trust Certificates to accept such offer in the event that acceptance thereof must be made by a time sooner than the tenth (10th) day after the Trustees are notified of such offer. If any holder of a Trust Certificate notifies the Trustees of his desire to accept such offer and tenders the purchase price for such stock or securities to the Trustees, the Trustees shall accept the offer to the extent of the amount tendered. Upon receipt of the certificates or other documents evidencing such stock or securities, the Trustees shall distribute such certificates or documents to such Trust Certificate holder, endorsed in blank, unless such stock or securities are Voting Stock, in which event the Trustees shall retain such certificates or other documents and issue to such Trust Certificate holder one or more Trust Certificates evidencing ownership of such stock or securities.

ARTICLE VII

Transfer of Beneficial Interests; Withdrawals

7.1 Right of Certificate Holders to Transfer Beneficial Interest. Each Transferor and each subsequent holder of a Trust Certificate hereby acknowledges that that certain Amended and Restated Stock Restriction Agreement made and entered into October 5, 2016, by and among the Corporation and certain of its Shareholders (as defined therein), as from time to time may be amended (the “Stock Restriction Agreement”), imposes certain restrictions upon the transfer of Trust Certificates, or interests therein. Each Transferor and each subsequent holder of a Trust Certificate hereby acknowledges and agrees that any transfer of the shares of beneficial interest in the Voting Trust evidenced by any Trust Certificate shall be subject to the transfer restrictions of the Stock Restriction Agreement. Subject to the Stock Restriction Agreement, the holders of Trust Certificates shall have the right, subject to the restrictions of this Agreement and any agreements to which they may be parties, to sell, transfer, pledge and otherwise encumber the beneficial interest in the Voting Trust evidenced by the Trust Certificate; provided, however, that, before any such transfer may be made, the following conditions to such proposed transfer shall be satisfied: (a) the transferee shall agree in a writing that such Trust Certificates shall be held subject to all of the terms and conditions in this Agreement and that the transferee shall be bound by this Agreement to the same extent as if the transferee were an original party hereto; and (b) if the proposed transfer is to a trust and if all the trustees of such trust are not issue of Donald J. Schneider, the Corporation shall approve of the trustees in writing. Neither the failure of any transferee of a Trust Certificate to execute the written agreement required under the foregoing provision with respect to any transfer of a Trust Certificate to the transferee, nor the failure of any party hereto to require that the transferee execute such written agreement, shall release such transferee of the beneficial interest in the Voting Trust evidenced by such Trust Certificate from this Agreement or waive such condition with respect to such transfer or otherwise impair the rights of any party hereto with respect to such transferee or such beneficial interest. Each Transferor and each subsequent holder of a Trust Certificate hereby acknowledges and agrees that the Trustees shall place the following legend upon the Trust Certificates from time to time issued pursuant to this Agreement:

The shares of Schneider National, Inc. represented by this Trust Certificate are subject to the provisions of an agreement dated as of October 1, 1995, as amended and restated as of October 5, 2016, and as from time to time may be amended, among Schneider National, Inc. and certain of its shareholders and neither such shares nor this Trust Certificate may be sold or otherwise transferred except in compliance with such agreement. A copy of such agreement is on file in the office of the Secretary of Schneider National, Inc. and with the Trustees.

7.2 Manner of Transferring Trust Certificates. Trust Certificates shall be transferrable only upon the registration of any such transfer on the books of the Trustees upon the surrender of the Trust Certificates to be transferred, properly endorsed and accompanied by such stock powers or other instruments in such form and with such endorsements and signatures as the Trustees may reasonably request. Except as provided in Section 7.4, upon the surrender of any Trust Certificate for transfer, the Trustees shall cancel such Trust Certificate and issue to the transferee one or more new Trust Certificates in the same form and representing the same aggregate number of shares of beneficial interest in the Voting Trust as the Trust Certificate presented for cancellation.

7.3 Mutilated or Lost Trust Certificates. In case any Trust Certificate should be mutilated or be destroyed, lost or stolen, the Trustees may, upon request of the registered holder thereof, issue and deliver to such holder in exchange for and upon cancellation of such mutilated Trust Certificate or in substitution of such destroyed, lost or stolen Trust Certificate a new Trust Certificate in the same form and representing the same aggregate number of shares of beneficial interest in the Voting Trust as the mutilated, destroyed, lost or stolen Trust Certificate. The applicant for any such new or substituted Trust Certificate shall furnish proof, reasonably satisfactory to the Trustees, of such destruction, loss or theft and, upon request of the Trustees, shall furnish indemnity reasonably satisfactory to the Trustees and shall take such other actions to assure the Voting Trust and the holders of Trust Certificate against loss as the Trustees may reasonably request.

7.4 Distribution of Voting Stock. Upon a transfer of Trust Certificates described in Section 1.3 and Article II of the Stock Restriction Agreement, the Trustees shall, subject to all of the conditions precedent to such transfer set forth in the Stock Restriction Agreement, distribute to the holders of the Trust Certificates, certificates or stock powers endorsed in blank representing that number of shares of Voting Stock equal to the number of shares of beneficial interest in the Voting Trust so surrendered to the Trustees (and, in accordance with the Amended and Restated Articles of Incorporation of the Corporation, such Voting Stock shall be converted into shares of Class B Common Stock). Upon the exercise of an Emergency Withdrawal Right in accordance with Section 1.4 of the Stock Restriction Agreement, the exercise of an Initial Estate Withdrawal Right in accordance with Section 1.5.1 of the Stock Restriction Agreement or the exercise of an Additional Estate Withdrawal Right in accordance with Section 1.5.2 of the Stock Restriction Agreement, the Trustees shall distribute to the holders of the Trust Certificates exercising such right, upon surrender of the same to the Trustees, certificates or stock powers endorsed in blank representing that number of shares of Voting Stock equal to the number of shares of beneficial interest in the Voting Trust so surrendered to the Trustees (and, in accordance with the Amended and Restated Articles of Incorporation of the Corporation, such Voting Stock shall be converted into shares of Class B Common Stock). Following each such transfer or withdrawal, the Trustees shall issue a replacement Trust Certificate to such holder making such transfer or withdrawal representing such holder’s beneficial interest in the reduced number of shares of Class A Common Stock, if any.

ARTICLE VIII

Termination of Trust

8.1 Term. The Voting Trust created hereby commenced as of October 1, 1995 and shall continue in effect until the first occurrence of any of the following events, whereupon the Voting Trust and this Agreement automatically shall terminate:

(a) the closing of any Major Transaction other than a transaction described in clause (d), (e) or (f) of Section 7.02.1 of the Bylaws;

(b) the Requisite Vote of the holders of Trust Certificates or the unanimous agreement of the Trustees to terminate the Voting Trust within one hundred eighty (180) days after the issuance by the Corporation of its financial statements for any fiscal year as of the end of which the sum of the “Book Value of the Corporation” (as defined in Section 10.8, below) plus any “Distributions” (as defined in Section 10.9, below) is less than two-thirds (2/3) of the Book Value of the Corporation as of the end of any of the five (5) fiscal years of the Corporation preceding such fiscal year; or

(c) the time at which the outstanding Class B Common Stock of the Corporation represents more than forty percent (40%) of the voting power of the capital stock of the Corporation entitled to vote generally in the election of the Board of Directors of the Corporation.

8.2 Procedure Upon Termination. Upon termination of the Voting Trust, the Trustees shall distribute to the holders of the Trust Certificates, upon surrender of the same to the Trustees, certificates or stock powers endorsed in blank representing that number of shares of Voting Stock equal to the number of shares of beneficial interest in the Voting Trust so surrendered to the Trustees (and, in accordance with the Amended and Restated Articles of Incorporation of the Corporation, such Voting Stock shall be converted into shares of Class B Common Stock), or in the case of dissolution or liquidation, a pro rata share of the money or other property received by the Trustees in such liquidation or dissolution, based on the number of shares of beneficial interest in the Voting Trust so surrendered to the Trustees and the aggregate number of shares of beneficial interest in the Voting Trust. If at the time of such termination no Trustee is serving hereunder, the Secretary of the Corporation may perform the duties of the Trustees under this Section 8.2 as successor trustee for such purpose only.

ARTICLE IX

Additional Parties

Any person who is now or hereafter becomes a holder of Voting Stock shall, with the approval of the Trustees, become a party to and be subject to this Agreement. Any person whom the Trustees approve as an additional party to this Agreement shall execute an appropriate written agreement acceptable to the Trustees pursuant to which such person shall agree to assume and be bound by the provisions of this Agreement as fully and to the same extent as if such person were an original party hereto and shall deposit his Voting Stock with the Trustees as provided in Section 2.1, above.

ARTICLE X

Certain Definitions

10.1 Voting Stock. For purposes hereof, “Voting Stock” shall mean, and this Agreement shall apply to, any shares of the Class A Common Stock of the Corporation now owned or hereafter acquired by each Transferor or holder of a Trust Certificate and any shares of “voting stock” of the Corporation or any other corporation which may from time to time be issued or distributed with respect to any shares of Voting Stock subject to the Voting Trust, including, without limitation, any shares issued or distributed as a stock dividend or as a result of a split up or spin off or in connection with any reorganization, recapitalization, merger, consolidation, share exchange, asset sale, rights offering or other transaction to which the Corporation or any other corporation is a party. For purposes of the foregoing provision, “voting stock” shall mean any security of the Corporation or any other corporation having the right, either currently or upon the occurrence of any contingency, to vote for the election of one or more members of the Board of Directors of the Corporation or such other corporation or any security convertible into securities having any such voting rights. Notwithstanding the foregoing, in no event shall the term “Voting Stock” include Class B Common Stock of the Corporation. In the event any Class B Common Stock is issued to the Voting Trust, the Trustees shall distribute such Class B Common Stock to the holders of the Trust Certificates in proportion to the ownership of shares of beneficial interest in the Voting Trust represented thereby.

10.2 Subject Shares. For purposes hereof, “Subject Shares” shall mean the shares of Voting Stock received by the Trustees from a Transferor or a holder of a Trust Certificate under Section 2.1, above, or shares of Voting Stock issued or distributed with respect to any shares of Voting Stock subject to the Voting Trust.

10.3 Eligible Family Member. For purposes hereof, “Eligible Family Member” shall mean the issue of Donald J. Schneider.

10.4 Family Member and Donald J. Schneider Family. For purposes hereof, “Family Member” shall mean any person who is a member of the Donald J. Schneider Family and the term “Donald J. Schneider Family” shall mean a group consisting of the following individuals:

(a) Patricia Schneider and the issue of Donald J. Schneider;

(b) a trust or estate of which one or more persons described in clause (a), above, are the primary beneficiaries and the only beneficiaries who may receive distributions of Trust Certificates, or any interests therein, ignoring for this purpose beneficiaries whose possibility of receiving Trust Certificates, or any interests therein, is so remote as to be negligible (e.g., contingent beneficiaries who receive if there are no living issue of Donald J. Schneider);

(c) an irrevocable trust of which the spouse of issue of Donald J. Schneider is the sole beneficiary, is entitled to receive all of the income and is under no circumstances entitled to a distribution of Trust Certificates, or any interests therein, and upon death of such spouse, the disposition of Trust Certificates satisfies the requirements of clause (a) or (b), above, or clause (d), below; or

(d) any entity which is exempt from taxation under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or any appropriate successor thereto, and which has been created by any one or more persons or entities described in clauses (a), (b) and/or (c), above, and/or is controlled by persons or entities described in clauses (a), (b) and/or (c), above.

10.5 Major Transaction. For purposes hereof, “Major Transaction” shall mean any transaction described in clause (a), (b), (c), (d), (e) or (f) of Section 7.02.1 of the Bylaws.

10.6 Family Director. For purposes hereof, “Family Director” shall mean any Eligible Family Member who is a Director and was elected as such pursuant to Section 4.3, above.

10.7 Requisite Vote. For purposes hereof, “Requisite Vote” as of any given date shall mean the affirmative vote of the holders of Trust Certificates then holding at least eighty percent (80%) of the shares of beneficial interest in the Voting Trust as reflected on the books and records of account maintained by the Trustees hereunder.

10.8 Book Value of the Corporation. For purposes hereof, “Book Value of the Corporation” as of any given date shall mean the net amount of (a) the aggregate value of all of the assets of the Corporation as recorded on the audited balance sheet of the Corporation audited by the certified public accounting firm then acting as the regular independent accountants for the Corporation (the “Independent Accountants”) in conformity with generally accepted accounting principles, consistently applied (“GAAP”), for the period ended as of, or most recently before, such date less (b) the sum of (i) the aggregate value of all of the liabilities of the Corporation as recorded on such audited balance sheet and (ii) the “Liquidation Preference” (as defined in Section 10.10, below).

10.9 Distributions. For purposes hereof, the “Distributions” added to the Book Value of the Corporation as of the end of any fiscal year for purposes of comparing the sum of such values to the Book Value of the Corporation as of the end of an earlier fiscal year shall mean the sum of (a) the book value of all assets of the Corporation distributed to shareholders of the Corporation with respect to its stock including, without limitation, as the purchase price for stock of the Corporation purchased or redeemed by the Corporation, after the end of such earlier fiscal year and before or at the end of such later fiscal year as recorded on the respective audited balance sheets of the Corporation audited by the Independent Accountants in conformity with GAAP for the periods ended as of the end of each fiscal year ending after the end of such earlier fiscal year and before or at the end of such later fiscal year, and (b) the aggregate value of all liabilities of the Corporation to make distributions to its shareholders, if any, at the end of such later fiscal year as recorded on the audited balance sheet described in Section 10.8, above, for the period ended as of, or most recently before, the end of such later fiscal year.

10.10 Liquidation Preference. For purposes hereof, “Liquidation Preference” shall mean the sum of all of the respective amounts equal to the “Liquidation Value” (as defined in

Section 10.11, below) of each of the shares of preferred stock of the Corporation which are issued and outstanding on the date as of which the Book Value of the Corporation is being determined.

10.11 Liquidation Value. For purposes hereof, “Liquidation Value” of any share of preferred stock of the Corporation as of any given date shall mean an amount equal to the greater of (a) the sum of (i) the par value of such share plus (ii) the aggregate amount of all accumulated but unpaid dividends accrued on such share from and including the date of issuance of such share to and including such date and (b) the aggregate amount which would be distributed in liquidation with respect to such share prior to any distribution to holders of common stock of the Corporation.

ARTICLE XI

Miscellaneous Provisions

11.1 Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed sufficiently given and received in all respects (a) when hand delivered, (b) when deposited in the United States mail, certified mail, return receipt requested, or (c) delivered via overnight courier service to the Trustees at the address of the principal office of the Corporation or to any Transferor or Trust Certificate holder at such party’s address from time to time appearing in the records of the Trustees or to any party at such other address as such party may designate for such purpose by notice duly given hereunder to all other parties hereto.

11.2 Deposit of Agreement. Pursuant to §180.0730, or any appropriate successor thereto, of the Wisconsin Statutes, the Trustees shall deposit with the Secretary of the Corporation at the principal office of the Corporation a copy of this Agreement and all amendments, if any, hereto, and all copies of this Agreement executed by new parties to the Agreement, as well as a list of the names and addresses of all persons who are owners of shares of beneficial interest in the Voting Trust and the number and class of shares each such owner has transferred to the Voting Trust and the dates when Trust Certificates were issued to such owners.

11.3 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Transferors and the Trustees and their respective personal representatives, heirs, successors and assigns.

11.4 Amendment. This Agreement may be amended from time to time by unanimous agreement of the Trustees consented to in writing by Requisite Vote of the Trust Certificate holders; provided, however, that no Trust Certificate holder shall, without his consent, be bound by any amendment which has the effect of diminishing or impairing the distributions of cash or other property to which such holder is entitled pursuant to the provisions hereof.

11.5 Applicable Law. This Agreement and the rights of the Trust Certificate holders hereunder shall be governed, construed and interpreted in accordance with the internal laws of Wisconsin without regard to principles of conflicts of law.

11.6 Captions, Use of Certain Terms. The captions in this Agreement are inserted only as a matter of convenience and in no way affect the terms or intent of any provision of this

Agreement. All defined phrases, pronouns and other variances thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the actual identity of the entity(ies) or person(s) referred to may require and the term the “Corporation” shall be deemed to refer to each other corporation whose shares constitute Subject Shares as may be appropriate.

11.7 Counterparts. This Agreement may be executed in one or more counterparts and all such executed counterparts shall constitute one agreement binding upon all parties hereto even though all parties are not signatory to the original or the same counterpart.

11.8 Effectiveness. This Agreement shall be effective immediately prior to the time at which the Corporation enters into an underwriting agreement relating to an initial public offering of its Class B Common Stock (the “IPO”); provided, however, that in the event the initial public offering of the Company’s Class B Common Stock contemplated by such agreement does not close, then this Agreement shall be of no further force and effect and the parties hereto shall remain subject to the 1995 Schneider National, Inc. Voting Trust Agreement and Voting Agreement, as amended by that certain First Amendment to 1995 Schneider National, Inc. Voting Trust Agreement and Voting Agreement made and entered into as of November 9, 2004, as if this Agreement had never taken effect.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day, month and year first above written.

CONSENTING CERTIFICATE HOLDERS:

DONALD J. SCHNEIDER CHILDRENS TRUST #1

By:	/s/ Joan D. Klimpel
Joan D. Klimpel, Trustee

By:	/s/ Thomas A. Gannon
Thomas A. Gannon, Trustee

DONALD J. SCHNEIDER CHILDRENS TRUST #2

By:	/s/ Joan D. Klimpel
Joan D. Klimpel, Trustee

By:	/s/ Thomas A. Gannon
Thomas A. Gannon, Trustee

DONALD J. SCHNEIDER 2000 TRUST f/b/o Mary P. DePrey

By:	/s/ Mary P. DePrey
Mary P. DePrey, Trustee

By:	/s/ Joan D. Klimpel
Joan D. Klimpel, Trustee

CONSENTING CERTIFICATE HOLDERS continued:

DONALD J. SCHNEIDER 2000 TRUST f/b/o Therese A. Koller

By:	/s/ Therese A. Koller
Therese A. Koller, Trustee

By:	/s/ Joan D. Klimpel
Joan D. Klimpel, Trustee

DONALD J. SCHNEIDER 2000 TRUST f/b/o Paul J. Schneider

By:	/s/ Paul J. Schneider
Paul J. Schneider, Trustee

By:	/s/ Joan D. Klimpel
Joan D. Klimpel, Trustee

DONALD J. SCHNEIDER 2000 TRUST f/b/o Thomas J. Schneider

By:	/s/ Thomas J. Schneider
Thomas J. Schneider, Trustee

By:	/s/ Joan D. Klimpel
Joan D. Klimpel, Trustee

DONALD J. SCHNEIDER 2000 TRUST f/b/o Kathleen M. Zimmermann

By:	/s/ Kathleen M. Zimmermann
Kathleen M. Zimmermann, Trustee

By:	/s/ Joan D. Klimpel
Joan D. Klimpel, Trustee, Trustee

TRUSTEES:

/s/ Thomas A. Gannon
Thomas A. Gannon

/s/ Adam P. Godfrey
Adam P. Godfrey

/s/ Robert W. Grubbs, Jr.
Robert W. Grubbs, Jr.

/s/ Norman E. Johnson
Norman E. Johnson

/s/ Daniel J. Sullivan
Daniel J. Sullivan

/s/ R. Scott Trumbull
R. Scott Trumbull

Acknowledgment and Agreement to be Bound

The following individuals who will act as trustees of the trusts set forth above their names acknowledge and agree to be bound by this Agreement effective upon the division of the Childrens Trusts into such trusts.

DONALD J. SCHNEIDER CHILDRENS TRUST #1 f/b/o MARY P. DEPREY
DONALD J. SCHNEIDER CHILDRENS TRUST #2 f/b/o MARY P. DEPREY

By:	/s/ Mary P. DePrey
Mary P. DePrey

By:	/s/ Joan D. Klimpel
Joan D. Klimpel

DONALD J. SCHNEIDER CHILDRENS TRUST #1 f/b/o THERESE A. KOLLER
DONALD J. SCHNEIDER CHILDRENS TRUST #2 f/b/o THERESE A. KOLLER

By:	/s/ Therese A. Koller
Therese A. Koller

By:	/s/ Joan D. Klimpel
Joan D. Klimpel

DONALD J. SCHNEIDER CHILDRENS TRUST #1 f/b/o PAUL J. SCHNEIDER
DONALD J. SCHNEIDER CHILDRENS TRUST #2 f/b/o PAUL J. SCHNEIDER

By:	/s/ Paul J. Schneider
Paul J. Schneider

By:	/s/ Joan D. Klimpel
Joan D. Klimpel

DONALD J. SCHNEIDER CHILDRENS TRUST #1 f/b/o THOMAS J. SCHNEIDER
DONALD J. SCHNEIDER CHILDRENS TRUST #2 f/b/o THOMAS J. SCHNEIDER

By:	/s/ Thomas J. Schneider
Thomas J. Schneider

By:	/s/ Joan D. Klimpel
Joan D. Klimpel

DONALD J. SCHNEIDER CHILDRENS TRUST #1 f/b/o KATHLEEN M. ZIMMERMANN
DONALD J. SCHNEIDER CHILDRENS TRUST #2 f/b/o KATHLEEN M. ZIMMERMANN

By:	/s/ Kathleen M. Zimmermann
Kathleen M. Zimmermann

By:	/s/ Joan D. Klimpel
Joan D. Klimpel

Exhibit 2.2

(Form of Trust Certificate)

No.	Shares of Beneficial Interest

SCHNEIDER NATIONAL, INC.

Green Bay, Wisconsin

TRUST CERTIFICATE

                                          (or his predecessor in interest) has deposited with the undersigned Voting Trustee(s)          shares of Class A Common Stock of Schneider National, Inc.

Such stock was deposited and this Trust Certificate is issued under and pursuant to the terms of a certain Amended and Restated Voting Trust Agreement and Voting Agreement relating to such stock, made and entered into as of October 5, 2016, as from time to time may be amended, and now on file at the principal office of Schneider National, Inc. in the State of Wisconsin and with the Voting Trustee(s). Each successive holder of this Trust Certificate is entitled to the rights, benefits and privileges afforded to such holder under, and this Trust Certificate is subject to, the terms, provisions and conditions of the above mentioned Voting Trust Agreement.

This Trust Certificate is not negotiable and it is transferable only on the books of the Voting Trustee(s). The Voting Trustee(s) named in such Voting Trust Agreement at all times and for all purposes and irrespective of notice to the contrary may regard the registered holder of this Trust Certificate, as the name of such registered holder appears on the books of the Voting Trustee(s), as the sole owner of all rights hereunder.

IN WITNESS WHEREOF, the Voting Trustee has signed this Trust Certificate this      day of             ,         .

Voting Trustee

SEE REVERSE SIDE FOR

TRANSFER RESTRICTIONS

THE SHARES OF BENEFICIAL INTEREST REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS. NO TRANSFER OR OTHER DISPOSITION OF SUCH SHARES BENEFICIAL INTEREST MAY BE MADE EXCEPT UNDER AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER AND UNDER ANY APPLICABLE STATE SECURITIES LAWS. REFERENCE IS ALSO MADE TO THE AMENDED AND RESTATED STOCK RESTRICTION AGREEMENT MADE AND ENTERED INTO AS OF OCTOBER 5, 2016 AND THE AMENDED AND RESTATED 1995 SCHNEIDER NATIONAL, INC. VOTING TRUST AGREEMENT AND VOTING AGREEMENT TO WHICH THE HOLDER HEREOF SHOULD REFER FOR ADDITIONAL RESTRICTIONS ON THE DISPOSITION OF THE SHARES OF BENEFICIAL INTEREST REPRESENTED HEREBY. A COPY OF SUCH AGREEMENTS AND ALL AMENDMENTS, IF ANY, THERETO ARE ON FILE IN THE OFFICE OF THE SECRETARY OF SCHNEIDER NATIONAL, INC.